Exhibit 16(d)
Board Resolution adopted by the Board of Trustees of Janus Investment Fund (“JIF”) at a Special Meeting held on August 30, 2010
Matter Related to the Merger of Janus Research Core Fund into Janus Growth and Income Fund
FURTHER RESOLVED, that the Trustees recognize powers of attorney previously executed by them with respect to any such amendments to JIF’s registration statement filings and authorize Janus Capital to rely on such powers of attorney with respect to any such filings as necessary or appropriate.